Exhibit 99.1

In connection with the public offering that commenced on July 19, 2010, Vantage Drilling Company is filing the following press release as a free writing prospectus:

Vantage Drilling Company Announces an Unsolicited Proposal to Acquire All the Outstanding Shares of the Company

HOUSTON, TX — (MARKET WIRE) — 07/26/2010 — Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) today received an unsolicited proposal to acquire all the outstanding shares of the Company at a premium to the current market price. The proposal was subject to due diligence and requested an exclusivity period. In addition, the proposal was conditioned on the Company abandoning its contemplated senior notes and equity offerings.

After careful consideration, including consultation with its outside financial and legal advisors, the Company determined that it is in the best interests of the Company and its shareholders to proceed with the financings in light of its business plan and financing needs. Accordingly, the Company has rejected the unsolicited proposal.

About Vantage

Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, changing market conditions, Vantage’s ability to complete the offerings and the Acquisition. For more information, see Vantage’s filings with the SEC, including the preliminary prospectus supplement relating to the proposed offering.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

For further information, contact:

Paul A. Bragg

Chairman and Chief Executive Officer

(281) 404-4700